UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2014

Synacor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33843	16-1542712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 La Riviere Drive, Suite 300, Buffalo, New York	14202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 853-1362

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 5, 2014, Synacor, Inc. (the “Company”) announced that it is beginning a process to identify a successor to its President and Chief Executive Officer, Ronald Frankel. During the Company’s search for a successor, Mr. Frankel will remain in his current role, and he will resign as President and Chief Executive Officer when his successor is selected by the Company’s board of directors.

(e) In connection with this process, on March 5, 2014, the Company entered into a Transition Agreement (the “Agreement”) with Mr. Frankel, setting forth the terms and conditions of his transition.

The Agreement provides that Mr. Frankel will remain President and Chief Executive Officer of the Company until the Company’s Board of Directors appoints his successor or asks him to step down (the “Transition Date”). From the date Mr. Frankel resigns as President and Chief Executive Officer through the second anniversary of such date, Mr. Frankel will remain a non-executive employee of the Company to assist with transition matters (unless his employment is terminated sooner in accordance with the Agreement).

During Mr. Frankel’s employment as a non-executive employee, his current annual base salary will remain unchanged. In addition, Mr. Frankel may be eligible to participate in the Company’s annual cash incentive bonus plan for 2014 and 2015 under certain circumstances, which may be on a reduced basis depending on when the Transition Date occurs.

Vesting under Mr. Frankel’s outstanding options to purchase shares of the Company’s common stock will accelerate on the Transition Date, such that the number of option shares that would have vested in the 24 months following the Transition Date (i.e., the term of his employment as a non-executive employee) will immediately vest. Mr. Frankel’s options will thereafter cease vesting and will remain exercisable until the third anniversary of the Transition Date (or 10 years after the option’s date of grant, if earlier).

If, prior to the first anniversary of the Transition Date, Mr. Frankel resigns from the Company to become an employee of another entity or in the event of his death, Mr. Frankel (or his estate) will be entitled to continued payment of his base salary through the first anniversary of the Transition Date (subject to his entry into a release of claims against the Company). If, after the first anniversary of the Transition Date, Mr. Frankel resigns from the Company to become an employee of another entity or in the event of his death, Mr. Frankel (or his estate) will be entitled to receive his base salary and benefits through his last day of employment. If Mr. Frankel’s employment terminates for Cause at any time, he will be entitled to receive his base salary and benefits through his last day of employment. If Mr. Frankel’s employment terminates for any reason other than his death, for Cause, resignation by Mr. Frankel to become an employee of another entity or resignation by Mr. Frankel for any reason on or after the first anniversary of the Transition Date, he will be entitled to payment of his base salary and benefits through the second anniversary of the Transition Date.

The Agreement also maintains the severance benefits (but not option acceleration) under Mr. Frankel’s existing change of control severance agreement so that they apply if the Company undergoes a change of control prior to or within six months following the Transition Date. If a change of control occurs prior to or within six months following the Transition Date and Mr. Frankel’s employment is terminated by the Company or its successor for Cause (as defined in the Agreement) or by Mr. Frankel for certain materially detrimental changes to the terms of his employment within twelve months following such change of control, then Mr. Frankel will be entitled to (i) continued payment of his annual base salary for twelve months following such termination; (ii) his target annual cash bonus amount for the year of his termination, as modified (as described above), and (iii) if Mr. Frankel elects to continue his group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), continued payment of the monthly premium under his insurance plan for a twelve-month period following the effective date of his termination.

In exchange for the above benefits, Mr. Frankel signed a release of claims he may have against the Company, as of the date of the Agreement.

The terms and conditions of Mr. Frankel’s transition are fully defined and set forth in their entirety in the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Synacor, Inc.

Date: March 11, 2014	By:	/s/ William J. Stuart
William J. Stuart
Chief Financial Officer and Secretary